PLAY LA INC.

2009 RESTRICTED STOCK/OPTION PLAN

1.       Purpose of the Plan

         The purpose of the Play LA Inc. 2009 Restricted Stock/Option Plan is to provide for a plan pursuant to which the Board of Directors of Play LA Inc., a company incorporated under the laws of the British Virgin Islands, can issue stock as compensation for services rendered or to be rendered by eligible Participants (as defined below).

2.       Definitions

         Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

         (a) "Award" means a grant of Common Stock to a Participant under the Plan including, without limitation, an Option and a Restricted Stock Award.

         (b) "Award Agreement" means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions of an Award granted to a Participant.  The form of Award Agreement for Options (“Option Agreement”) is attached as Exhibit I.

         (c) "Board" means the Board of Directors of the Corporation.

         (d) "Common Stock" or “Shares” means the common stock, no par value of the Corporation.

         (e) "Corporation" means Play LA Inc., a company incorporated under the laws of the British Virgin Islands.

         (f) "Date of Grant" means the date on which an Award under the Plan is made by the Board, or such later date as the Board may specify to be the effective date of the Award.

         (g) "Effective Date" means the Effective Date of this Plan, as defined in Section 9.1 hereof.

         (h) "Eligible Person" means any person who is an employee of or consultant or advisor to the Corporation and who provides bona fide services for the Corporation, where the services are not in connection with the offer or sale of securities in a capital raising transaction and where the services do not directly or indirectly promote or maintain a market for the Corporation’s Common Stock.  In no case shall an Award be made under the Plan where the Common Stock granted in the Award is not eligible for registration pursuant to Form S-8 (or any successor form promulgated for the same general purposes by the Securities and Exchange Commission) under the Securities Act of 1933, as amended.

         (i) "Fair Market Value" of a share of Common Stock as of a given date means the value as determined by the Board based on the recent trading history of the Common Stock in the over-the-counter market or, if the Common Stock is not traded in the over-the-counter market, the value as determined in good faith by the Board.

(j)  “Option” means a right to purchase Common Stock of the Company granted under this Plan at a stated price for a specified period of time, as provided in Section 6 hereof.

         (k) "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

         (l) "Plan" means the Play LA Inc. 2009 Restricted Stock/Option Plan as set forth herein, as it may be amended from time to time.

         (m) "Restricted Stock Award" means an award of restricted stock under Section 7 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Board are satisfied.

3.       Shares of Common Stock Subject to the Plan

         3.1. Number of Shares. Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 2,200,000 shares of Common Stock, 1,700,000 shares of which are reserved for issuance pursuant to the exercise of Options, and 500,000 shares of which are reserved for Restricted Stock Awards. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Corporation. To the extent that any Option or Restricted Stock Award exercisable or payable in Common Stock is forfeited, cancelled, returned to the Corporation for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without exercise or payment being made thereunder, shares of Common Stock covered thereby will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

         3.2. Adjustments. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof and in outstanding Awards, (ii) the performance targets or goals applicable to any outstanding Awards or (iii) any other terms of an Award that are affected by the event.

4.       Administration of the Plan

         The Plan shall be administered by the Board. Subject to the express limitations of the Plan, the Board shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares subject to each Award, the time or times at which an Award will become vested, the performance criteria, business or performance goals or other conditions of an Award, and all other terms of the Award. The Board shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Board may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Board shall be final, conclusive, and binding upon all parties.

5.       Eligibility and Awards

         All Eligible Persons are eligible to be designated by the Board to receive an Award under the Plan. The Board has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares subject to the Awards that are granted under the Plan. To the extent not documented in a separate agreement, each Award will be evidenced by an Award Agreement between the Corporation and the Participant that shall include such terms and conditions (consistent with the Plan) as the Board may determine; provided, however, that failure to issue an Award Agreement shall not invalidate an Award.

6.

Stock Options

6.1.      Grant of Options. An Eligible Participant may be granted one or more Options. Options granted under the Plan will be Non-Statutory Options.

6.2.      Option Agreements. Each Option granted under the Plan will be evidenced by a written Option Agreement in the form of Exhibit I hereto that will be entered into by the Company and the Eligible Participant to whom the Option is granted (the “Option Holder”), and will be deemed to contain the following terms and conditions, unless other terms and conditions inconsistent therewith have been entered into the Option Agreement. In the event of inconsistency between the provisions of the Plan and any Option Agreement entered into, the provisions of the Option Agreement will be considered to have been determined to be exceptional from the below and such Option Agreement shall govern where not inconsistent with law. However, the provisions of the Plan will govern where the Option Agreement omits to provide for a matter governed by the Plan and the Option Agreement will not be incomplete nor unenforceable if it fails to provide for a matter provided by the terms of this Plan as such shall be incorporated by reference:

(a) Number of Shares. Each Option Agreement will state that it covers a specified number of Shares, as determined by the Board and the Option Agreement. If the Option Agreement fails to state the number then it shall be the number set forth in the minutes of the Board.

(b) Price. The price (“Option Price”) at which each Share covered by an Option may be purchased will be determined by the Board and set forth in the Option Agreement. Where the price shall be omitted the price shall be not less than the Fair Market Value of the Common Stock on the date set forth at the beginning of the Option Agreement.

(c) Vesting Period. Each Option will state the time and the amount of the Shares of the Option which vest, and are exercisable thereafter, at specified times during the Option Period.

(d) Duration of Options. Each Option Agreement will state the period of time within which the Option may be exercised by the Option Holder (the “Option Period”). The Option Period shall expire not more than five years from the date an Option is granted. Unless otherwise stated, director and senior officer Options shall be the lesser of five years or the term of their office plus 30 days, Employee Options the lesser of five years or the term of their employment plus 30 days, and other Option Holders the lesser of five years or the term of the engagement agreement plus 30 days.

(e) Termination of Employment, Death, Disability Etc. Except as otherwise determined by the Board, each Option Agreement will provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

(i)      Termination. If the Option Holder’s employment or office with the Company is terminated within the Option Period for cause, as determined by the Company in its sole discretion, or if the Option Holder resigns without appropriate or agreed notice and agreed termination terms, the Option will be void for all purposes immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed solely at the discretion of the Company. Unless specified in an engagement agreement, “cause” means a material violation, as determined by the Company, of the Company’s established policies and procedures and the terms of engagement and a failure to rectify within 15 days of notice. If the Option Holder is terminated for another reason, not provided for below or in the engagement agreement or the Option agreement, then the Option shall be exercisable, as to the vested portion only on the date of termination, for a period of 30 days after termination, except as otherwise permitted by the sole discretion of the Board but not to exceed the Option Period. The effect of this Section will be limited to determining the consequences of a termination and nothing in this Section will restrict or otherwise interfere with the Company’s discretion with respect to the termination of any Employee.

(ii)      Death or Disability. If the Option Holder’s employment with the Company is terminated within the Option Period because of the Option Holder’s death or disability, the Option will remain exercisable, to the extent that it was vested and exercisable on the date of the Option Holder’s death or disability, for a period of one year after such date; provided, however, that in no event may the Option be exercised after the expiration of the Option Period.

(iii)      Non-Employees or non-Office Holders. For all purposes under this Section, an Eligible Person who is not an Employee or office holder of the Company will be considered to have a termination at the conclusion of the relevant contract or upon notice by the Company of termination for default or breach of agreement. If the contract is terminated for breach or default then the Option shall terminate immediately. Otherwise the Option shall terminate in accordance with its terms or Section 6.2(d) above.

(f) Transferability of Option. Each Option Agreement will provide that the Option and exercise rights granted therein are not transferable or subject to assignment or lien for security purposes by the Option Holder except to the Option Holder’s legal representative, his estate, a family corporation or personal holding corporation, a bona fide lender or in such other circumstance as the Board may approve in its sole discretion, which may be exercised contrary without reason. Each assignment of an interest in an Option must be approved before such will be enforceable.

(g) Exercise, Payments, Etc. Unless otherwise provided by the Option Agreement the method for exercising the Option granted will be by delivery to the office of the Company of written notice specifying the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which such Option is exercised, together with payment of the Option Price. The exercise of the Option will be deemed effective upon actual receipt of such notice and payment to the Company of the Option Price in a form satisfactory to the Company, acting reasonably. The purchase of such Stock will take place at the principal offices of the Company upon delivery of such notice. A properly executed certificate or certificates representing the Stock will be issued by the Company and delivered to the Option Holder with reasonable dispatch. Unless restricted by the Option Agreement, the exercise price shall be paid by any of the following methods or any combination of the following methods:

(i)      in cash;

(ii)      by cashier’s check, certified cheque, or other acceptable banker’s note payable to the order of the Company;

(iii)      by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions (referred to in the industry as ‘delivery against payment’) to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

(iv)      such other method as the Option Holder and the Board may determine as adequate including delivery of acceptable securities (including securities of the Company), set-off for wages or invoices due, property, or other adequate value.

(h) Date of Grant. An Option will be considered as having been granted on the date specified in the grant resolution of the Board of Directors.

(i) Stockholder Privileges. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder will have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan and, until the Option Holder becomes the holder of the record of such Shares, no adjustments, other than those described in Section 3, will be made for dividends or other distributions or other rights to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock.

(j) Employment. Nothing contained in the Plan or in any Option will confer upon any Eligible Person any right with respect to the continuation of employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such Eligible Person from the rate in existence at the time of the grant of an Option.

7.       Restricted Stock Awards

         7.1. Grant of Restricted Stock Awards. A Restricted Stock Award to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board may determine ("Restricted Shares"). In connection with issuance of any Restricted Shares, the Board may (but shall not be obligated to) require the payment of a specified purchase price (which price may be less than Fair Market Value).

         7.2. Vesting Requirements. The restrictions imposed on Restricted Shares issued under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Board in the Award Agreement, any other agreement covering the Restricted Stock Award or the Board resolution authorizing the Restricted Stock award.

         7.3. Restrictions. Restricted Shares may not be transferred or assigned (except by will or by the laws of descent and distribution), or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Board. The Board may require the Participant to enter into an escrow agreement providing that the certificates representing the Restricted Shares will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

         7.4. Rights as a Stockholder. Subject to the foregoing provisions of this Section 7, the Participant will have all rights of a stockholder with respect to Restricted Shares held by him, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

8.       General Provisions

         8.1. Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by any federal, provincial and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to an Award, the Corporation may require the Participant to take any reasonable action to meet such requirements. The Board may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the U.S. Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

         8.2. Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

         8.3. Plan Binding on Transferees. The Plan shall be binding upon the Corporation, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

         8.4. Construction and Interpretation. Whenever used herein, unless the context requires otherwise, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections and paragraphs hereof are inserted for convenience and reference and constitute no part of the Plan.

        8.5. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         8.6. Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the British Virgin Islands.

9.      Effective Date, Termination and Amendment

         9.1. Effective Date. The Plan shall become effective on the date of its adoption by the Board.

         9.2. Termination. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board.  The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

         9.3. Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

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EXHIBIT I

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made and entered into as of  ______________, 200_, between Play LA Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), and ____________________________  (“Optionee”).

Witnesseth:

WHEREAS, Optionee has rendered to the Company certain services and it is expected that Optionee will continue to render services to the Company; and

WHEREAS, The Company wishes to compensate Optionee for such services by the grant of an option to purchase shares of the Company’s Common Stock issued pursuant to the Company’s 2009 Restricted Stock/Option Plan.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and the Optionee, the parties hereto agree as follows:

1.  Grant of Option.  The Company hereby irrevocably grants to the Optionee, for the term and upon the conditions hereinafter provided, the right and option (the “Option”) to purchase ________________ shares of the Company’s Common Stock, no par value  per share (the “Stock”).  The Optionee is limited in the amount of this Option it may exercise.  In no event shall the Optionee be entitled to exercise any amount of this Option in excess of that amount upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”) by the Optionee,  and (2) the number of shares of Stock issuable upon the exercise of any Options then owned by Optionee, would result in beneficial ownership by the Optionee of more than 4.99% of the outstanding shares of Common Stock of the Company, as determined in accordance with Rule13d-1(j) under the 1934 Act.  Furthermore, the Company shall not process any exercise that would result in beneficial ownership by the Optionee of more than 4.99% of the outstanding shares of Common Stock of the Company.

2.  Purchase Price.  The purchase price of the Stock covered by this Option shall be _________ per share.

3.

Term of Option and Vesting of Stock.  The term of the Option shall be for a period of five (5) years from the date hereof, at which time the Option shall automatically terminate, subject to earlier termination as provided in paragraph 6 hereof and extension as provided in paragraph 9 hereof.  Unless otherwise stated, director and senior officer Options shall be the lesser of five years or the term of their office plus 30 days, Employee Options the lesser of five years or the term of their employment plus 30 days, and other Option Holders the lesser of five years or the term of the engagement agreement plus 30 days. The Option shall become exercisable on the following basis:

Date

Amount of Option Exercisable

4.  Optionee’s Right As Stockholder.  The Optionee shall have no rights as a stockholder with respect to any shares of Stock covered by the Option until the date of the exercise of the Option and the issuance of the shares of Stock granted pursuant to the Option and then only to the extent that there has been issued one or more certificates for such shares of Stock to said Optionee upon the due exercise in whole or in part of the Option. No adjustment shall be made for dividends (ordinary or extraordinary,  whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

5.  Non-transferability and Representations of Optionee.  This Option shall not be transferable, and the Option may be exercised only by the Optionee.  Furthermore, the Option (a) may not be assigned or transferred, pledged, or hypothecated in any way, (b) shall not be assignable or transferable by operation of law, and (c) shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without force or effect.

6.  Changes in Capital Structure.  The number of shares of Stock covered by the Option, and the price per share thereof as set forth in this Agreement, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of the Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock of the Company) or any other increase or decrease in the number of the shares of Common Stock of the Company effected without receipt of consideration by the Company.  If the Company shall be the surviving corporation in any merger of consolidation, the Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled.  A dissolution or liquidation of the Company or a merger of consolidation in which the Company is not the surviving corporation shall cause the Option to terminate, provided that the Optionee shall, in such event, have the right during the twenty-one (21) day period immediately prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, as the case may be, to exercise this Option in whole or in part.  The Company shall provide at least thirty (30) days’ notice to the Optionee of any such pending dissolution, liquidation, or merger or consolidation in which the Company is not the surviving corporation, and shall inform the Optionee of the right to exercise the Option within the specified twenty-one (21) day period.

In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value, such change shall be deemed to be the Stock within the meaning of the Option.

To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board of Directors in their sole and absolute discretion and the Board of Directors’ determination in the respect shall be final, binding and conclusive.

Except as expressly provided above in this paragraph 6, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to the Option.  The grant of the Option to the Optionee pursuant to the Agreement shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of the Company’s capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of the Company’s business or assets.

No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or property) or distributions or other rights for which the record date is prior to the date a certificate or certificates is or are issued to the Optionee with respect to the Optionee’s exercise of this Option, except as expressly provided in this paragraph 6.

Any fractional shares of any class of stock or securities resulting from any adjustments provided for in this paragraph 6 shall be disregarded; under no circumstances shall the Company (or any other corporation) be required to issue or transfer any fractional shares of any class of stock or securities of the Company (or of any other corporation) as a result of any adjustments provided for in this paragraph 6 or to pay for, or otherwise compensate the holder of the Option for, any such fractional shares not so issued or transferred.

7.  Method of Exercising Option.  Subject to the terms and conditions of this Agreement, the Option shall be exercised by the Optionee by the delivery of written notice to the Treasurer of the Company at the Company’s principal office within the time period as specified in paragraph 3 hereof (or within the time periods specified in other applicable paragraphs hereof referred to in paragraph 3).  Such notice shall (a) state the election to exercise the Option, (b) specify the number of shares to which the election applies, and (c) specify the address to which the certificate or certificates for such shares of Stock is or are to be mailed and all other pertinent information.  Such notice shall be accompanied by payment of the full purchase price of such shares of Stock.  Payment of the purchase price shall be made in United States currency and may be paid in cash or by check payable to the order of the Company.  The certificate or certificates for the shares of Stock as to which the Option shall have been so exercised shall be registered in the name of the Optionee and shall be delivered as provided in the aforesaid notice.

8.  General.

(a) The Company shall (1) at all times during the terms of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, (2) shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Stock pursuant to this Option and all other fees and expenses necessarily incurred by the Company in connection therewith, and (3) shall from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) The Company shall not be required to sell or issue any shares of the Stock under this Option Agreement if the sale or issuance of such shares of Stock would constitute a violation by Optionee or the Company of any provisions of any federal or state law, rule or regulation, or of any provisions of any rule or regulation of any governmental authority (including, without limitation, any federal or state securities laws, rules and regulations).  The Company shall not be obligated to take any other affirmative action in order to cause the exercise of the Option, or the issuance of shares of Stock pursuant thereto, to comply with any such, law rule or regulation.

(c)  The Company shall not be required to sell or issue any shares of the Stock under this Option Agreement if the delivery by Optionee of the notice specified in paragraph 7 hereof is either 31 days after the date of termination of Optionee’s employment or other engagement by the Company, or 31 days after the date of Optionee’s resignation from employment or other engagement by the Company.

9.  Modification, Extension and Renewal of Option.  The Board of Directors of the Company may modify, extend, or renew the Option beyond the term specified in paragraph 3, or accept the surrender of the Option (to the extent not theretofore exercised).

10.  No Obligation to Exercise Option.  The granting of the Option shall impose no obligation upon the Optionee to exercise the Option.

11.  Construction.  This Option Agreement shall be construed in accordance with, and shall be governed by, the laws of the British Virgin Islands.

12.  Waiver.  No waiver by any party hereto of any breach of any covenant, condition, or agreement hereof on the part of the parties hereto to be kept and performed shall be considered to constitute a waiver of any such covenant, condition or provision, or of any subsequent breach thereof.

13.  Severability.  In the event any court of competent jurisdiction shall declare any portion of this Option Agreement to be invalid, the remainder of this Agreement shall not be invalidated thereby, but shall remain in full force and effect.

14.  Notices.  Unless otherwise provided in this Option Agreement, no notice, request, consent, approval, acceptance, waiver or other communication which may be or is required or permitted to be given under this Agreement shall be effective unless the same is in writing and is either hand delivered or sent by registered or certified mail, return receipt requested, first-class postage prepaid, (1) if to the Optionee to _________________________________and (2) if to the Company, to Mossack Fonseca & Co., Akara Building, PO Box 3136, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI. or at any other address that may be given by one party to the other party by notice pursuant to this paragraph 14.  Unless otherwise provided in this Option Agreement, such notices, requests, consents, approvals, acceptances, waivers or other communications, if sent by registered or certified mail in accordance with this paragraph 14, shall be deemed to have been given at the time of mailing.

15.  Entire Agreement.  This Option Agreement incorporates the terms and conditions of the Plan and, together with such terms and conditions, contains all of the agreements and understandings between the parties hereto.  No oral agreements or written correspondence shall be held to affect the provisions hereof.  All subsequent changes and modifications, to be valid, shall be by written instrument executed by the Company and the Optionee.

IN WITNESS HEREOF, the Company, by its duly authorized officers, and the Optionee has caused this Option Agreement to be executed and sealed, as of the day and year first above written.

ATTEST:

COMPANY:

PLAY LA INC.

______________________(SEAL)

OPTIONEE:

_______________________(SEAL)

EXHIBIT  2

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

RESTRICTED SHARE GRANT AGREEMENT

This RESTRICTED SHARE GRANT AGREEMENT (the "Agreement") is made as of __________________ ____, 2009, by and between PLAY LA INC. (the "Company"), whose business address c/o Mossack Fonseca & Co., Akara Building, PO Box 3136, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI, and _______________[insert name of employee], whose address is ______________[insert address] (the "Grantee").

RECITALS

WHEREAS:

A.                         The Company wishes to grant restricted shares of the Company’s common stock, pursuant to the Company’s 2009 Restricted Stock/Option Plan, to the Grantee as compensation for the Grantee in carrying out the duties and responsibilities of ______________[insert position – director, officer, employee, consultant, advisor] of the Company; and

B.                          In consideration of the Grantee serving as a ___________[insert position], the Company has agreed to grant to the Grantee an aggregate of ____________ restricted shares of the Company’s common stock (the "Shares").

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One ($1.00) Dollar now paid by the Grantee to the Company (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties as follows:

 1.1                        Capitalized but otherwise undefined terms in this Agreement shall have the same defined meanings as in the 2009 Restricted Stock/Option Plan.

1.2                        The Company hereby grants to the Grantee as compensation for services provided to the Company and _______________[in consideration of his appointment as __________________[insert position]], subject to the terms and conditions hereinafter set forth, an aggregate of ______________ Shares.

1.3	The Shares granted to the Grantee shall be issued as follows:

(i)	________________[insert schedule for issuance]

1.4                        In the event of (a) the announcement of a takeover bid for some or all of the outstanding shares of the Company, or (b) a change of control (as defined herein) of the Company, then all of the Shares which have not been issued in accordance with Section 1.3 of this Agreement, shall immediately become issuable. For the purposes of this Section 1.4, a change of control shall have occurred when:

(a)

any person, corporation, company or other entity or combination of any such persons, corporations, companies or other entities acquires or becomes the beneficial owner of, directly or indirectly, whether through the acquisition of previously issued and outstanding voting securities or of voting securities which have not been previously issued, or any combination thereof or any other transaction having a similar effect, 20% or more of the voting securities of the Company; or

(b)	20% or more of the issued and outstanding voting securities of the Company become subject to a voting trust.

1.5                        At such time as the Grantee's Business Relationship with the Company ceases for any reason, including death, then, in such event, any Shares that have not been issued in accordance with Section 1.3 hereof shall be automatically forfeited to the Company unless the Company otherwise notifies the Grantee.

1.6                        The issuance of the Shares shall not be construed as granting to the Grantee any right with respect to continuance of employment or any other Business Relationship by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Grantee's employment or terminate a Business Relationship with the Grantee at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment or other agreement to which the Company and the Grantee may be a party.

1.7                        The Grantee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the excess of the fair market value of the Shares on the date any forfeiture restrictions applicable to such Shares lapse over the purchase price paid for such Shares will be reportable as ordinary income at that time. The Grantee understands, however, that the Grantee may elect to be taxed at the time the Shares are acquired hereunder, rather than when and as such Shares cease to be subject to such forfeiture restrictions, by filing an election  under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of this Agreement. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

1.8                        The Company shall be entitled to withhold from the Grantee's compensation any amounts necessary to satisfy applicable tax withholding with respect to the grant and issuance of the Shares.

1.9                        The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement.

2.	Acknowledgements of the Grantee

2.1	The Grantee acknowledges and agrees that:

(a)

none of the Shares have been registered under the 1933 Act or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (“U.S. Persons” shall have the meaning ascribed thereto in Regulation S under the 1933 Act, and for the purpose of the Agreement includes any person in the United States), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state securities laws;

(b)

the Grantee has received and carefully read this Agreement and the public information which has been filed with the Securities and Exchange Commission (the "SEC") in compliance or intended compliance with applicable securities legislation (collectively, the "Company Information");

(c)

the decision to execute this Agreement and acquire the Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of the Company Information (the receipt of which is hereby acknowledged);

(d)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(e)	there is no government or other insurance covering the Shares;

(f)	there are risks associated with the Shares;
(g)

the Grantee has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Shares; provided, however, that the Grantee may sell or otherwise dispose of the Shares pursuant to registration thereof under the 1933 Act and any applicable state and provincial securities laws or under an exemption from such registration requirements;

(h)

the Grantee and the Grantee's advisor(s) (if applicable) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the acquisition of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

(i)

the books and records of the Company were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Grantee during reasonable business hours at its principal place of business, and all documents, records and books in connection with the acquisition of the Shares hereunder have been made available for inspection by the Grantee, the Grantee's attorney and/or advisor(s) (if applicable);

(j)	the Company is entitled to rely on the representations and warranties and the statements and answers of the Grantee contained in this Agreement;

(k)

the Grantee will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Grantee contained herein or in any document furnished by the Grantee to the Company in connection herewith being untrue in any material respect or any breach or failure by the Grantee to comply with any covenant or agreement made by the Grantee to the Company in connection therewith;

(l)

none of the Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Grantee that any of the Shares will become listed on any stock exchange or automated dealer quotation system; except that currently certain market makers make market in the common shares of the Company on the OTC Bulletin Board;

(m)

the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption  from the registration requirements of the 1933 Act and in accordance with applicable securities laws;

(n)

the Grantee has been advised to consult the Grantee's own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

(i)	any applicable laws of the jurisdiction in which the Grantee is resident in connection with the distribution of the Shares hereunder, and

(ii)	applicable resale restrictions; and

(o)	this Agreement is not enforceable by the Grantee unless it has been accepted by the Company.

3.	Representations, Warranties and Covenants of the Grantee

3.1                        The Grantee hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the closing) that:

(a)	the Grantee is an _________________[insert position] of the Company;

(b)	the Grantee is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(c)	the Grantee is not a U.S. Person;

(d)	the Grantee is resident in the jurisdiction set out on page 1 of this Agreement;

(e)

the Grantee is outside the United States when receiving and executing this Agreement and is acquiring the Shares as principal for the Grantee's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

(f)

the Grantee acknowledges that the Grantee has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Shares; provided, however, that the Grantee may sell or otherwise dispose of the Shares pursuant to registration of the Shares pursuant to the 1933 Act and any applicable securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(g)	the Grantee has received and carefully read this Agreement;
(h)	the Grantee has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Grantee enforceable against the Grantee in accordance with its terms;

(i)	the acquisition of the Shares by the Grantee as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of the Grantee;

(j)

the Grantee (i) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and can afford the complete loss of such investment;

(k)

the Grantee is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment, and the Grantee has carefully read and considered the matters set forth under the caption "Risk Factors" appearing in the Company's various disclosure documents, filed with the SEC;

(l)	the Grantee has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares and the Company;

(m)

the Grantee understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Grantee shall promptly notify the Company;

(n)

the Grantee is acquiring the Shares for its own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in such Shares, and the Grantee has not subdivided its interest in the Shares with any other person;

(o)

the Grantee is not an underwriter of, or dealer in, the common shares of the Company, nor is the Grantee participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares;

(p)

the Grantee has made an independent examination and investigation of an investment in the Shares and the Company and has depended on the advice of its legal and financial advisors and agrees that the Company will not be responsible in anyway whatsoever for the Grantee's decision to invest in the Shares and the Company;

(q)

the Grantee understands and agrees that none of the Shares have been or will be registered under the 1933 Act, or under any state securities or "blue sky" laws of  any state of the United States, and, unless so registered, may not be offered or sold except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable securities laws;

(r)

the Grantee understands and agrees that the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(s)

the Grantee is not aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(t)	no person has made to the Grantee any written or oral representations:

(i)	that any person will resell or repurchase any of the Shares;

(ii)	that any person will refund the purchase price of any of the Shares; or

(iii)	as to the future price or value of any of the Shares.

4.	Acknowledgement and Waiver

4.1                        The Grantee has acknowledged that the decision to acquire the Shares was solely made on the basis of publicly available information contained in the Company Information. The Grantee hereby waives, to the fullest extent permitted by law, any rights of withdrawal, rescission or compensation for damages to which the Grantee might be entitled in connection with the distribution of any of the Shares.

5.	Legending of Subject Shares

5.1                        The Grantee hereby acknowledges that that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Shares will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT

AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

5.2                        The Grantee hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

6.	Costs

6.1                        The Grantee acknowledges and agrees that all costs and expenses incurred by the Grantee (including any fees and disbursements of any special counsel retained by the Grantee) relating to the acquisition of the Shares shall be borne by the Grantee.

7.	Governing Law

7.1                        This Agreement is governed by the laws of the British Virgin Islands and the federal laws applicable therein. The Grantee irrevocably attorns to the jurisdiction of the courts of the British Virgin Islands.

8.	Survival

8.1                        This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the issuance of the Shares to the Grantee pursuant hereto.

9.	Assignment

9.1	This Agreement is not transferable or assignable.

10.	Counterparts and Electronic Means

10.1                      This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

11.	Severability

11.1                      The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

12.	Entire Agreement

12.1                      Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

13.	Further Assurances

13.1                      Each of the parties hereto will co-operate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence, and confirm the purposes of this Agreement.

14.	Effectiveness

14.1                      This Agreement shall be deemed to be effective following the delivery by the Grantee to the Company of two fully executed copies of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

PLAY LA INC.

By:
David Hallonquist, President and CEO

SIGNED, SEALED and DELIVERED by _____________________ in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )